Exhibit 23.1

Armanino LLP
12657 Alcosta Boulevard
Suite 500
San Ramon, CA 94583-4600
925 790 2600 main
925 790 2601 fax
armaninoLLP.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the exhibit to Form 8-k of our audit report dated July 23, 2020 relating to the consolidated financial statements of Reviva Pharmaceuticals, Inc. and Subsidiary for the two years ended December 31, 2019, which report appears in the exhibit to Form 8-k.

Our report dated July 23, 2020 contains an explanatory paragraph that states that Reviva Pharmaceuticals, Inc. and Subsidiary has incurred recurring losses and negative cash flows from operations from inception, has a stockholders’ deficit of $54,526,705 as of December 31, 2019, and will require substantial additional financing to continue to fund its research and development activities that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ ArmaninoLLP

ArmaninoLLP
December 18, 2020	San Ramon, California